                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             SKYBRIDGE WIRELESS, INC
             (Exact name of registrant as specified in its charter)

          Nevada                                                 88-0391722
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                              Identification No. )

               6565 Spencer Street, Suite 205, Las Vegas, NV 89119
               (Address of Principal Executive Offices) (Zip Code)

                           Consultant Stock Plan 2003
                            (Full Title of the Plan)

                           Jason Neiberger, President
               6565 Spencer Street, Suite 205, Las Vegas, NV 89119
                                 (702) 897-8704
          (Telephone number, including area code, of agent for service)

IF  ANY  OF  THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
DELAYED  OR  CONTINUOUS  BASIS  PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
1933,  OTHER  THAN  SECURITIES  OFFERED  ONLY  IN  CONNECTION  WITH  DIVIDEND OR
REINVESTMENT  PLAN,  CHECK  THE  FOLLOWING  BOX;  [X]

                             CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                       Proposed          maximum
Title of securities  Amount to be      maximum offering  aggregate offering   Amount of
to be registered     registered        price per share   price                registration fee
-------------------  ----------------  ----------------  -------------------  ----------------

Common Stock(1)      20,000,000 Shares      $.07           $1,400,000           $113.26

(1) Includes shares that may be issued under Options granted by the Company, formerly called The Entertainment Internet, Inc., with option exercise prices to be set by the Board of Directors.

(2) Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual or proposed price. The fee is based upon the average of the closing bid and ask price of the common stock, reported on the NASD Bulletin Board for October 28, 2003.

                                   PROSPECTUS

                            SKYBRIDGE WIRELESS, INC.
               6565 Spencer Street, Suite 205, Las Vegas, NV 89119
                                 (702) 897-8704

                       (20,000,000 Shares of Common Stock)

This Prospectus relates to the offer and sale by SKYBRIDGE WIRELESS, INC., a
Nevada corporation (the "Company" or "Skybridge") of shares of its common stock
(the "Common Stock") to certain consultants (the "Consultants") for payment of services. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor as determined by the Board of Directors, to the
Consultants, shares of Common Stock in consideration for services to be performed under the respective agreements (shares may also be issued subject to options to be negotiated).

The Common Stock is not subject to any restriction on transferability.
Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are no shares being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the
Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as
amended (the "Exchange Act"). If an Employee who is not now an "affiliate"
becomes an "affiliate" of the Company in the future, he or she would then be subject to Section 16(b) of the Exchange Act.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this Prospectus is October 29, 2003.

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration
Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the
"Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this
Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Skybridge Wireless,
Inc., 6565 Spencer Street, Suite 205, Las Vegas, NV 89119, (702) 897-8704.
The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission.
These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450
Fifth Street, N.W., Nevada, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock is traded on the over-the-counter market and is currently reported by the National Quotation Bureau Electronic Bulletin Board
under the symbol SBWL.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          -------------------------------------------------------------

Item 1 Plan Information
-------------------------

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of SKYBRIDGE WIRELESS, INC., a Nevada corporation (herein "Registrant" or "Company" or "Skybridge ").

Item 2 Registrant Information and Employee Plan Annual Information
--------------------------------------------------------------------

Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part II of this registration statement, and that these documents are incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the
President of the Company) and telephone number to which the request is to be directed is as follows: SKYBRIDGE WIRELESS, INC, 6565 Spencer Street, Suite 205,
Las Vegas, NV 89119, (702) 897-8704.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item 3 Incorporation of Documents by Reference
------------------------------------------------

The following documents are incorporated by reference to this Registration
Statement and made a part hereof:

     (a)  the Registrant's Form 8-K, filed on June 6, 2003, SEC File number
          000-28173;

     (b)  all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the  Exchange  Act since the end of the fiscal year covered by the Registrant  document referred to in (a)
          immediately above, including, without limitation, Forms 10-QSB, and
          8-K;

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this
Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4 Description of Securities
----------------------------------
No description of the class of securities (i.e. common stock) is required under this item because the Common Stock is registered under Section 12 of the
Exchange Act.

Item 5 Interests of Named Experts and Counsel
---------------------------------------------

Not Applicable.

Item 6 Indemnification of Directors and Officers
------------------------------------------------

Sections of the Nevada Business Corporation Act, as amended, provide for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.
        Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

        The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

        Articles of Incorporation.

        The Company's Articles of Incorporation subject to amendment may also provide indemnification that the personal liability of a director or officer of the Company to the Company or its stockholders.

        Bylaws.

        The Company's Bylaws subject to amendment may also provide for the indemnification of the Company's directors,officers, employees, or agents under certain circumstances as follows:

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the
        Company, the Company has been advised that in the opinion of the
        Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,
        unenforceable.

Item  7.  Exemption from Registration Claimed.
-------------------------------------------------

Not  Applicable.

Item  8.  Exhibits.
-------------------

See - Exhibits and Exhibit Index below.

Item  9.  Undertakings.
-----------------------

     a.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the
     Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%
     change in the maximum aggregate offering price set forth in the
     "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Sec.239.13 of this chapter) or Form S-8 (Sec.239.16b of this chapter) or Form F-3
     (Sec.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of
     1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities
     Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d)
     of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
     Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Las Vegas, State of Nevada on October 29, 2003.

                                              SKYBRIDGE WIRELESS, INC.

                                              By: /s/ Jason Neiberger
                                                 -------------------------------
                                                      Jason Neiberger, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

October 29, 2003                            By: /s/ Jason Neiberger
                                                --------------------------------
                                                    Jason Neiberger,
                                                    Principal Financial Officer and Director

                                            By: /s/ James "Jim" Wheeler
                                                --------------------------------
                                                    James "Jim" Wheeler, Director

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                               NEVADA, D.C. 20549
                           __________________________

                                    EXHIBITS
                                       TO
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            SKYBRIDGE WIRELESS, INC.
                                 ---------------
                                  EXHIBIT INDEX
                                  -------------

No.     Description                             Document                   Page
--------------------------------------------------------------------------------
4      Instruments Defining Rights of Securities
       Holders

4.1                                             Articles of Incorporation    *
4.2                                             Bylaws                       *

5      Opinion re:  Legality                    Letter                       E-1

23     Consents of Experts and Counsel

23.1                                            Legal Consent                E-1
23.2                                            Accountants Consent          E-3

10     Additional Exhibits

10.1                                            Plan                         E-2

____________________

* Incorporated by reference to the Company's Form 10KSB, as amended by any subsequent amendments, and other filings, on file with the SEC.